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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE                           CONTACT:  Mark W. Leunig
                                                Director of Investor Relations
                                                (585) 454-1250





     ROCHESTER, NEW YORK, April 23, 2002 -- Genesee Corporation (NASDAQ/NMS:
GENBB) announced today that it has obtained a release from the Corporation's performance guaranty of the production agreement between Boston Beer Corporation and High Falls Brewing Company, LLC. Boston Beer Corporation required the guaranty as a condition to allowing the Corporation to assign the production agreement to High Falls Brewing Company in connection with the December 2000 sale of the Corporation's brewing business to High Falls Brewing Company.

     The guaranty required the Corporation to maintain liquid net worth of at least $7 million to secure its obligations under the guaranty. The release from the guaranty also released the Corporation from the minimum net worth requirement, which will allow the Corporation to distribute to its shareholders funds that it otherwise would have retained to support the minimum net worth requirement through its scheduled expiration in December 2003.

     The Corporation also announced that it has declared a partial liquidating distribution of $5.00 per share, payable on May 17, 2002 to Class A and Class B shareholders of record on May 10, 2002. The partial liquidating distribution announced today is the third liquidating distribution paid to the Corporation's shareholders pursuant to the plan of liquidation and dissolution approved by the Corporation's shareholders in October 2000. Liquidating distributions of $7.50 and $13.00 per share were paid to shareholders on March 1, 2001 and November 1, 2001, respectively.

     "We are very pleased that the strong performance of High Falls Brewing Company and the strength of the contract brewing relationship between Boston Beer Corporation and High Falls Brewing Company created the opportunity for the Corporation to negotiate an early release from its guaranty and minimum net worth obligations to Boston Beer Corporation," said


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Mark W. Leunig, Senior Vice President and Chief Administrative Officer of the
Corporation. "Release from the guaranty eliminates a significant contingent liability and assures that the Corporation's shareholders will receive value from the contract brewing relationship that originated in 1995 between the former Genesee Brewing Company and Boston Beer Corporation," said Mr. Leunig.

     The Corporation also announced that the $2.25 million mortgage note receivable that funded a portion of the escrow from the October 2001 sale of the foods business has been paid in full by the purchaser of the Corporation's foods business so that the escrow account is now funded by $2.43 million in cash which is invested in commercial bank money market funds. "Repayment of the mortgage note eliminates another uncertainty for the Corporation's shareholders by eliminating the risk of default on the mortgage note and ensuring the liquidity of that portion of the proceeds from the sale of the foods business that are being held in the escrow account," said Mr. Leunig.

     Based on the release from the Boston Beer Corporation guaranty and minimum net worth requirement and payment of a $5.00 per share liquidating distribution, the Corporation updated its estimate of net assets in liquid liquidation. The Corporation's best estimate of net assets in liquidation after payment of the $5.00 per share liquidating distribution on May 17, 2002 is $28.9 million, or $17.25 per share, compared to net assets in liquidation at January 26, 2002 of $37.5 million, or $22.43 per share.

     The Corporation expects to make additional liquidating distributions as other contingent liabilities from the sale of the Corporation's brewing business are discharged and as it receives payment on the $10.1 million balance outstanding on the promissory notes from High Falls Brewing Company that financed a portion of the brewing business sale. The Corporation also expects to make additional liquidating distributions as contingent liabilities and post-closing obligations from the sale of the Corporation's foods business are discharged and it receives payment of the $2.43 million escrow in connection with the sale of the foods business. The $2.43 million escrow is scheduled to expire in April 2003. Other factors that will affect the amount and timing of additional liquidating distributions are identified in the information below about forward-looking statements.

FORWARD-LOOKING STATEMENTS

     Statements made in this news release about the net assets of the Corporation in liquidation are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of significant risks and uncertainties, and there can be no assurance that the expectations reflected in those statements will be realized or achieved. Such risks and uncertainties include, without limitation, the amount and timing of payments to the Corporation by the purchaser of the Corporation's brewing business under promissory notes held by the Corporation; the risk of default by the purchaser of the Corporation's brewing business on its payment and other obligations under such notes; the possible extension of payment under the terms of promissory notes related to the sale of the Corporation's brewing business; the amount that will ultimately be realized from, and the timing of, the sale of the remaining assets of the Corporation; the possibility of delay in finding buyers for and completing the sale of the remaining assets of the Corporation; possible contingent liabilities and post-closing indemnification and other obligations arising from the sale of the Corporation's brewing, foods and equipment leasing businesses and other assets; and risks associated with the liquidation and dissolution of the Corporation, including without limitation, settlement of the Corporation's liabilities and obligations, costs incurred in connection with carrying out the plan of liquidation and dissolution, the amount of income earned during the liquidation period on the Corporation's bond portfolio and investments in money market funds, risks that the market value of the Corporation's bond portfolio could decline, risks associated with investment in bonds and money market funds in the current low interest rate environment, and the actual timing of the winding up and dissolution of the Corporation. Rules governing liquidation accounting require the Corporation to estimate the net value of assets in liquidation. The estimates of net assets in liquidation are based on present facts and circumstances and the value of assets actually realized in liquidation is expected to differ from the amounts estimated and could be greater or lesser than the amounts estimated. Accordingly, it is not possible to predict the aggregate amount that will ultimately be distributable to shareholders and no assurance can be given that the amount to be received in liquidation will equal or exceed the estimate of net assets in liquidation per share set forth herein.